EXHIBIT 99.10

Pazoo, Inc. to File Form 10-K Within Next Several Business Days

WHIPPANY, N.J., April 16, 2015 (GLOBE NEWSWIRE) -- Pazoo, Inc. (OTC Pinks:PZOO) (German WKN#: A1J3DK) is reporting it did not meet the April 15 2015 deadline to file its Form 10-K Annual Report. This is the first time in company history that a financial report has been filed late. The company expects to file its Form 10-K within in the next several business days and is working diligently around the clock to make sure everything is complete and accurate.

Furthermore, Pazoo, Inc. hired this week an additional financial consultant to bolster its staffing and efficiency to meet the ever increasing financial demands for its growing business. Pazoo, Inc. plans to have this individual ,with over 35 years of experience and who holds his MBA, CPA, and CMA, to help with the financial record keeping and work on Pazoo's financials immediately to ensure the quarterly report on Form 10-Q for the first quarter is filed on time. The company does not expect to have any late filings in the future.

About Pazoo, Inc.:

Pazoo, Inc., is a company focused on health, wellness and safety. Our focus is to provide best-in-class laboratory testing of cannabis and cannabinoids to protect consumers from impurities, contaminants and other irregularities. Through our wholly owned subsidiary, Harris Lee, and our partnership with MA & Associates, Pazoo provides industry leading laboratory testing of cannabis. Pazoo's license agreement with Steep Hill Labs Inc. allows us to use their best-in-market testing protocols on a right of first refusal basis as we expand throughout the USA. Pazoo is licensed to test cannabis in Nevada and Oregon, with a focus on expansion into other states. Additionally, Pazoo delivers a comprehensive array of health and wellness information on its website www.pazoo.com, and features industry experts from both the health and wellness arena and the pet industry.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

CONTACT: For Investor Relations:
         Taylor Capitol, LLC
         Phone: 973-351-3868
         Email: INVESTOR@PAZOO.COM